UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 15, 2008
(November 12, 2008)
Date of report
(Date of earliest event reported)
UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-32473 (Commission File Number)	91-2037688 (IRS Employer Identification No.)

1800 W. Katella Ave., Suite 102 Orange, CA (Address of Principal Executive Offices)	92867 (Zip Code)
(714) 923-3025
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c)	Effective December 9, 2008, our Board of Directors promoted Joseph M. Juliano, age [32], to the office of President and Chief Operating Officer. Mr. Juliano has served as the Company’s Executive Vice President and Chief Operating Officer since March 30, 2008. From 2005 until joining the Company, Mr. Juliano served as President of PNEC Corporation, a leading distributor of heating oil, gas, diesel, lubricants and alternative fuels in the Pacific Northwest. From 2004 until 2005, Mr. Juliano served as vice president of PNEC. From 2002 to 2004 when he joined PNEC, he served as a Territory Sales Manager for Southern Counties Lubricants, LLC, a leading distributor of lubricants in California. Mr. Juliano received a Bachelor of Arts in Economics from Princeton University in 1999.
Frank P. Greinke, who has served as the Chairman of our Board of Directors since October 5, 2007, and as our President and Chief Executive Officer since June 10, 2008, will continue to serve as the Chairman of our Board of Directors and as our Chief Executive Officer. Mr. Juliano is the son-in-law of Mr. Greinke.
In connection with his initial employment, we entered into an employment agreement with Mr. Juliano on March 30, 2008 with a term of one year. Under his employment agreement, Mr. Juliano currently earns a base salary of $225,000 per year. In connection with his promotion, Mr. Juliano’s annual base salary will be increased from $225,000 per year to $255,000 per year effective January 1, 2009. In connection with his initial employment, Mr. Juliano was also granted options to purchase up to 300,000 shares of our common stock with an exercise price of $1.22 per share vesting over a three year period. On November 12, 2008, in exchange for Mr. Juliano’s agreement to cancel his original grant of stock options, the Compensation Committee of our Board of Directors granted Mr. Juliano 150,000 shares of restricted stock and stock options to purchase up to 150,000 shares of our common stock at an exercise price of $0.80 per share (the closing price of our common stock on November 12, 2008). The restrictions on the restricted stock will lapse and the new stock options will vest and become exercisable in 12 equal quarterly installments beginning on March 31, 2009. The foregoing description of Mr. Juliano’s restricted stock grant and stock option grant is not complete and is qualified in its entirety by reference to the full text of the restricted stock agreement and incentive stock option agreement, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.
In addition, we have amended and restated Mr. Juliano’s employment agreement to (i) add his new title as President and Chief Executive Officer; (ii) add “Good Reason” as a separate employment termination event; (iii) add a provision to specify that Mr. Juliano will receive the same benefits upon the termination of his employment by him for good reason as he would receive upon the termination of his employment by us without cause; (iv) add a provision to specify that the restrictions on shares of restricted stock granted to Mr. Juliano will lapse upon his death or disability; (v) add a provision to specify that stock options that are already vested at the time Mr. Juliano’s employment is terminated without cause will remain exercisable for a period of 12 months; and (vi) reduce the amount of prior notice a party is required to provide in announcing its intention not to renew the employment agreement. The foregoing description of Mr. Juliano’s amended and restated employment agreement is not complete and is qualified in its entirety by reference to the full text of a form of the employment agreement, a copy of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.
In addition, on November 12, 2008, we entered into an indemnification agreement with Mr. Juliano. The indemnification agreement provides that we will indemnify Mr. Juliano to the fullest extent permitted by our articles of incorporation, bylaws and applicable Nevada law if he becomes a party to or is threatened with a legal matter arising out of his service as an officer or otherwise in a similar capacity either for us or of another entity at our request. We also agreed to advance, to the fullest extent permitted by law, to Mr. Juliano any and all expenses incurred by him in connection with any such legal matter. In addition, we agreed to maintain director and officer liability coverage in such amount as determined by our board of directors. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of a form of the indemnification agreement, a copy of which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Restricted Stock Agreement dated November 12, 2008 by and between United Fuel & Energy Corporation and Joseph M. Juliano.

10.2	Incentive Stock Option Agreement dated November 12, 2008 by and between United Fuel & Energy Corporation and Joseph M. Juliano.

10.3	Amended and Restated Employment Agreement dated December 9, 2008 by and between United Fuel & Energy Corporation and Joseph M. Juliano.

10.4	Indemnification Agreement dated November 12, 2008 by and between United Fuel & Energy Corporation and Joseph M. Juliano.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION
Date: December 15, 2008	By:	/s/ William C. Bousema
William C. Bousema
Executive Vice President, Chief Financial Officer and Secretary